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                                                                   EXHIBIT 10.15

                        MASTER TRAVEL SERVICES AGREEMENT

      This MASTER TRAVEL SERVICES AGREEMENT ("Agreement") is made as of this January 1, 2004, by and between Westran Services Corp., a California corporation ("Westran"), on one hand, and Westcorp, a California corporation ("Westcorp"), Western Financial Bank, a federally chartered savings bank (the "Bank"), WFS Financial Inc, a California corporation ("WFS"), WestFin Insurance Agency, Inc. ("WFIA"), a California corporation, WFS Receivables Corporation ("WFSRC"), a California corporation, and Western Financial Associate Solutions ("WFAS"), a California corporation, on the other ("Companies" or in the singular "Company").

                                    RECITALS

      A. Whereas, Westran, Westcorp, WFS, the Bank and WFIA have previously entered into a Travel Services Agreement, dated as of August 28, 2002, as subsequently amended (the "Original Agreement");

      B. Whereas, in accordance with Section 8.1 of the Original Agreement, the Companies desire to supercede the Original Agreement, in whole, and replace it with this Agreement;

      C. Whereas, Westcorp is the sole shareholder of Westran, having formed Westran as a wholly-owned subsidiary for the purpose of providing travel services;

      D. Whereas, Westcorp is the sole shareholder of the Bank, which in turn is the majority shareholder of WFS, WFIA, and WFAS;

      E. Whereas, the Bank is the sole shareholder of WFS, which in turn is the sole shareholder of WFSRC;

      F. Whereas, the Companies desire to obtain travel services from Westran on a nonexclusive basis;

      G. Whereas, Westran is willing to provide such travel services, on the terms and conditions described below; and

      H. Whereas, Westran and the Companies desire to set forth the terms of their relationship in order to ensure that, in accordance with Office of Thrift Supervision ("OTS") regulations, Westran functions as and remains a corporate entity separate and apart from the Companies and to ensure that Westran and the Companies meet the requirements of Sections 23A and 23B of the Federal Reserve Act, as implemented by OTS Regulations 563.41 (Transactions with Affiliates).

                                    AGREEMENT

      Now therefore, in consideration of the mutual promises set forth herein, and in reliance upon the recitals set forth above, the parties agree as follows:

      1. Westran will provide non-exclusive travel related services for the Companies, including but not limited to arranging for commercial, corporate (Part 91 Federal Aviation Regulations ("FAR"), or charter (Part 135 FAR) air transportation, ground transportation, and lodging.

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      2.    Services

            2.1 Corporate Aircraft Services. Westran has a corporate aircraft available for use. If an employee of Company wishes to use the corporate aircraft, employee completes a Westran Corporate Aircraft Request form ("CAR"), and obtains approval from Ernest Rady, or Thomas Wolfe, or Lee Whatcott, in accordance with the policy established by Companies. The CAR is submitted to the Westran Travel Coordinator ("Travel Coordinator") who schedules the trip. Travel Coordinator will advise requester of the prevailing rate prior to finalizing any booking.

            2.2 Charter Aircraft Services. Westran has its corporate aircraft available for charter through its lessee, Elite Aviation. Pursuant to its agreement with Elite Aviation, Westran reserves the right to override a charter arranged by Elite Aviation to a non-related entity; however, as much advance notice as possible is requested in order to minimize scheduling conflicts. Additionally, Company use may be booked as a charter in certain instances, such as when Elite Aviation charter is overridden by Company use.

            2.3 Commercial Air Travel. Westran will coordinate and arrange commercial air travel for employees of Companies consistent with the policies of requesting Company. Employees submit to the Westran Travel Coordinator a completed Commercial Travel Request form ("CTR"), approved in accordance with travel policies establish by the Companies.

            2.4 Ancillary Travel Services. Ancillary travel services, including lodging and ground transportation, may be arranged through Westran in conjunction with scheduled charter or commercial air travel.

            2.5 Administrative Service. Westran will provide administrative services necessary to accomplish travel coordination and planning. Such services include, but are not limited to, the time of the Travel Coordinator and materials and supplies.

      3.    Time and Method of Payment.

            3.1 Corporate air travel services will be billed by Westran at the prevailing charter rate established with Elite Aviation. The current rate is $2,388.00 per hour for use by any of the Companies. This rate is subject to change without notice to Companies.

            3.2 Commercial air travel and ancillary travel services shall be direct billed to the using Company at actual cost.

            3.3 Companies acknowledge that Westran incurs administrative costs in coordinating travel for Companies and Companies agree to reimburse Westran for these administrative costs. Westran shall estimate the time spent by the Travel Coordinator for each Company in performing travel related services and the costs of material and supplies and will bill the Companies accordingly. The charges for administrative service are and will be consistent with costs incurred by Companies when Companies perform these functions internally. Westran hereby agrees to pass on to the Companies in the same ratio as the Companies use travel services, any revenue received by Westran as a result of the revenue sharing provisions of its agreement with an outside travel management company.

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      Costs shall be billed by Westran and shall be payable by the Companies within thirty (30) days of receipt of invoice from Westran. Westcorp's Accounting Department under the direction of the Controller, shall administer the reimbursement and reflect the reimbursement on the separate books and records of Westran and the Companies, respectively.

      4.    Term.

            4.1 This Agreement shall commence as of the date stated above and shall continue until terminated by the parties.

            4.2 This Agreement may be terminated by either party without cause upon five (5) days prior written notice and may be terminated immediately for breach of any covenant, obligation, or duty herein contained or for violation of law, ordinance, statute, rule or regulation (collectively referred to as "law") governing the conduct of either party hereto.

            4.3 Termination shall not affect the obligations of the parties with respect to any event occurring before termination. Westran shall be bound by and responsible for any transaction or expense properly agreed to or incurred by Companies in connection with services performed hereunder but not settled, paid or reimbursed prior to the date of any such termination. Upon termination of this Agreement, the fee referred to above will be prorated, but the due date thereof shall not be changed.

      5. Representations and Warranties of Westran. Westran represents and warrants to and for the benefit of Companies as follows:

            5.1 Corporate Existence and Qualifications. Westran is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power to own its properties and to carry on its business as now owned and operated by Westran.

            5.2 Licenses: Compliance with Laws. Westran has all licenses, franchises, permits and authorizations necessary for the lawful conduct by Westran of its business. Westran has not violated, and is not in violation of, any such licenses, franchises, permits or authorizations or any applicable statutes, laws, ordinances, rules or regulations of any federal, state, or local governmental bodies, agencies or subdivisions having, asserting or claiming jurisdiction over it or over any part of its operations.

      6.    Covenants regarding Corporate Existence.

            6.1 Preservation of Corporate Existence and Qualifications. Westran will keep in full effect its existence, rights and franchises as a corporation under the laws of the State of California and will obtain and preserve its qualifications to carry on business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary.

            6.2 Observation of Corporate Formalities. Westran shall at all times observe the applicable legal requirements for the recognition of Westran as a corporate entity separate and apart from Companies, including without limitation the following:

                  (i) Westran shall maintain corporate records and books of account separate from those of Companies;

                  (ii) Westran shall not at any time commingle its funds with those of Companies;

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                  (iii) Westran shall hold meetings of its Board of Directors as appropriate to authorize its corporate actions;

                  (iv) Westran shall hold meetings of its shareholder as appropriate and as required by the California Corporations Code to authorize its corporate actions;

                  (v) Westran shall file all reports required by the California Secretary of State, including the yearly Statement By Domestic Stock Corporation, in a timely manner; and

                  (vi) Westran shall ensure that its yearly franchise taxes are paid in a timely manner so as to maintain its corporate existence uninterrupted.

            6.3 Advertising. Westran will at all times hold itself out to the public as an entity separate from Companies and its advertising and marketing shall reflect such separate corporate existence.

            6.4 OTS Regulations. Westran shall comply with all applicable OTS regulations, including 12 C.F.R. Section 563.41. If required by 12 C.F.R.
Section 563.37(b), any instrument evidencing borrowing by Westran shall indicate that Companies are in no way responsible for any such debt.

      7. Liability; Consultation with Counsel. Companies shall assume no responsibility or liability with respect to the business or affairs of Westran, other than to provide the management and administrative services and facilities required hereunder. Westran shall indemnify, defend and hold harmless Companies against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies (collectively the "Claims"), including without limitation interest penalties and attorney's fees, that Companies shall incur or suffer, which arise, result from or relate to (i) conduct by Westran of its business and operations and (ii) breach by Westran of its obligations pursuant to this Agreement. Notwithstanding anything contained herein to the contrary, Westran's obligations pursuant to this section shall not be applicable to Claims arising directly from Companies bad faith, gross negligence or willful misconduct. This Agreement shall create no right, benefit or privilege in favor of any person not a party hereto, and no person not a party hereto shall have any recourse against Companies for any advice, service or facility provided or omitted by Companies pursuant to this Agreement. Companies may consult with legal counsel (who may also be counsel to Westran) concerning any questions that may arise with respect to its duties and obligations hereunder, and it shall be fully protected in respect of any action taken or omitted by it hereunder in good faith reliance on any opinion of such counsel with respect to any such duty or obligation.

      8.    General.

            8.1 This Agreement may be modified, amended or superseded in whole or in part, at any time, by a writing executed by the parties hereto.

            8.2 This Agreement shall be governed by the laws of California, except to the extent any such laws are superseded by federal law or regulation.

            8.3 This Agreement may be executed in counterparts, all of which, taken together shall constitute one agreement.

            8.4 Neither party shall assign this Agreement without the prior written consent of the other party, which consent shall not unreasonably be withheld.

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Wherefore, the undersigned have executed this Agreement on the date set forth below to be effective as of the date first set forth above.

WESTRAN SERVICES CORP.

By: ______________________                            Date: December ____, 2003
    Shelley M. Chase

WESTCORP

By: _____________________                             Date: December ____, 2003
    Lee Whatcott

WESTERN FINANCIAL BANK

By: _____________________                             Date: December ____, 2003
    James E. Tecca

WFS FINANCIAL INC

By: _____________________                             Date: December ____, 2003
    Thomas A. Wolfe

WESTFIN INSURANCE AGENCY, INC.

By: _____________________                             Date: December ____, 2003
    Mark Olson

WFS RECEIVABLES CORPORATION

By: _____________________                             Date: December ____, 2003
    John Coluccio

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WESTERN FINANCIAL ASSOCIATE SOLUTIONS

By: _____________________                             Date: December ____, 2003
    Karen Marchak

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